Exhibit 5.1

ACZE/EXC

To:	Diageo plc

Lakeside Drive

Park Royal

London

NW10 7HQ

11 August 2015

Dear Sirs,

DIAGEO 2014 LONG TERM INCENTIVE PLAN (the “Share Plan”)

1.	We have acted as English legal advisers to Diageo plc (the “Company”) and are giving this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around 11 August 2015. We have not been involved in the preparation of the Share Plan and our involvement has been limited to the writing of this letter. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

2.	This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

3.	For the purposes of this opinion, we have examined:

(A)	the Memorandum and Articles of Association of the Company certified as true, complete and up-to-date by the deputy secretary of the company;

(B)	the rules of the Share Plan (the “Rules”);

(C)	the Registration Statement; and

(D)	the deputy secretary’s certificate dated 11 August 2015 in respect of the Company (the “Deputy Secretary’s Certificate”).

4.	For the purposes of this letter, we have carried out in respect of the Company:

(A)	entries shown on CH Direct print outs obtained by us from the Companies House database on 11 August 2015 of the file of the Company maintained at Companies House; and

(B)	a telephone search at the Central Registry of Winding-Up Petitions on 11 August 2015,

together the “Searches”.

Assumptions

5.	For the purposes of this opinion, we have assumed each of the following:

(A)	the copy (including electronic copy) documents examined by us are complete and accurate as at today’s date and conform to the originals, and the copy of the Articles of Association of the Company examined by us complied with section 36 of the Companies Act 2006;

(B)	the statements contained in the Deputy Secretary’s Certificate referred to in section 3(D) are complete and accurate as at today’s date;

(C)	that (i) information disclosed by the Searches was at the time each was carried out complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(D)	that (i) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding up, or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(E)	the performance of each obligation under the Share Plan is not illegal or contrary to public policy in any place outside England and Wales in which that obligation is to be performed;

(F)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Share Plan under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected;

(G)	that the Rules which we have examined are in force, were validly adopted by the Company and have been and will be operated in accordance with their terms;

(H)	the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(I)	that, in respect of each issue of ordinary shares in the capital of the Company under the Share Plan (the “Shares”), the Company will have sufficient authorised but unissued share capital and the directors of the Company will have been granted the necessary authority to allot and issue the relevant Shares;

(J)	that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Shares, at which it was or will be resolved to allot and issue the Shares;

(K)	that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Acts 1985 and 2006 (as applicable);

(L)	that the Shares are issued in accordance with the Rules;

(M)	that the name of the relevant allottee and Shares allotted are duly entered in the register of members of the Company;

(N)	that the Company has not made and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by its shareholders under the UK Insolvency Act 1986 (as amended);

(O)	that none of the holders of the Company’s shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Acts 1985 and 2006 (as applicable);

(P)	that there is no actual or implied additional contractual relationship between the Company and the holders of the Shares, except for any contract of employment, the Company’s Articles of Association and the Share Plan;

(Q)	that, in respect of each issue of Shares, such issue will not be subject to any pre-emptive or other rights of the holders of issued shares of the Company except such rights as have been disapplied; and

(R)	any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects.

Opinion

6.	Based on and subject to the foregoing, and subject to the reservations set out below and to any matter of fact not disclosed to us, we are of the opinion that:

(A)	The Company is a limited liability company which has been duly incorporated and is validly existing.

(B)	When the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and in conformity with the Company’s Memorandum and Articles of Association and so as not to violate any applicable law, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

Reservations

7.	Our reservations are as follows:

(A)	We express no opinion as to the validity or otherwise of the issue of any American depositary shares under the Share Plan.

(B)	Insofar as any obligation under the Share Plan is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(C)	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Share Plan.

(D)	The obligations of the Company and the remedies available to the Company or participants under or in respect of the Share Plan will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

(E)	The English courts will apply English law as the governing law of the Share Plan subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

(F)	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

(G)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

General

8.	This opinion is given to you solely for your use in connection with the filing of the Registration Statement. It may not be relied upon by any other person or used for any other purpose other than set out in this opinion.

9.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion. This opinion is provided to you in connection with the filing of the Registration Statement. It is not to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose without our express consent.

10.	To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May

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